EXHIBIT (d)(64)
Pacific Select Fund
Agreement Pursuant to Rule 17a-7 of
the Investment Company Act of 1940
     THIS AGREEMENT, dated as of April 1, 2002, by and between Pacific Select Fund (the “Fund”), Pacific Life Insurance Company (the “Adviser”), and MFS Investment Management (the “Portfolio Manager”).
     WHEREAS, the Adviser, the Fund, and the Portfolio Manager have entered into a portfolio management agreement (the “Management Agreement”); and
     WHEREAS, the Portfolio Manager manages one or more portfolios of the Fund (each a “Portfolio”); and
     WHEREAS, at the end of each quarter the Portfolio Manager is required to prepare and deliver to the Fund’s Board of Trustees a report of all purchase and sale transactions involving each Portfolio it manages that were executed in reliance on the Fund’s 17a-7 Procedures, including the identity of the counterparty to the transaction (the “Counterparty Information”); and
     WHEREAS, in lieu of providing the Counterparty Information, the Fund’s 17a-7 Procedures allow the Portfolio Manager to agree in writing, in a form approved by the Fund and Adviser, to maintain the required Counterparty Information as a Fund record in accordance with Rule 17a-7(g) of the Investment Company Act of 1940 (the “1940 Act”) and the terms of the Management Agreement;
     NOW, THEREFORE, the Portfolio Manager agrees to maintain Counterparty Information required by the Fund’s 17a-7 procedures as a Fund record in accordance with Rule 17a-7(g) of the 1940 Act and the terms of the Management Agreement. The location of these records will be identified in Fund documents as required by law and the Portfolio Manager agrees to notify the Fund of the location or any change thereto. The current location of these records is:

500 Boylston Street, 20th Floor
Boston. MA 02116
The Portfolio Manager further agrees to promptly provide the Counterparty Information to the Adviser, the Fund Board, or to any regulatory body that has jurisdiction over the Fund, upon request. Portfolio Manager shall bear the cost of producing and providing such Fund records on a timely basis.
     This Agreement will automatically terminate upon termination or non-renewal of the Management Agreement, except that Fund records must still be maintained in accordance with the Management Agreement.

PACIFIC SELECT FUND		MFS Investment Management
By:	/s/ Thomas C. Sutton	By:	/s/ John W. Ballen

Name: Thomas C. Sutton		Name: John W. Ballen
Title: Chairman of the Board and Trustee		Title: President

PACIFIC LIFE		PACIFIC LIFE
By:	/s/ Thomas C. Sutton	By:	/s/ Glenn S. Schafer

Name: Thomas C. Sutton		Name: Glenn S. Schafer
Title: Chairman of the Board and CEO		Title: President